Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Another Record Year of Sales, Earnings and Cash Flow from Operations; Double Digit Growth in Revenue and EPS

CLEVELAND, August 1, 2006 — Parker Hannifin Corporation (NYSE: PH) today reported record year end results in sales, earnings and cash flow from operations. The company delivered strong growth in revenues for the year and the quarter as annual sales topped $9 billion for the first time in Parker’s 88-year history. Earnings per diluted share for the year and the quarter also reached all time highs, while cash flow from operations reached a record $954.6 million, or 10.2 percent of sales, surpassing last year’s record of $853.5 million.

For the full year, revenue reached a record $9.4 billion, an increase of 16.3 percent over the previous year, with organic growth driving nearly half of the increase. Income from continuing operations increased 19.7 percent to $638.3 million, and earnings per diluted share from continuing operations increased to $5.28. Earnings per diluted share from continuing operations were $5.36 for the year before the impact of an 8 cents loss on the divestiture of the company’s Thermosplastics division in December 2005. In fiscal year 2005, the company had income from continuing operations of $533.2 million, or $4.43 per diluted share, on sales of $8.1 billion.

The following table is a summary of earnings per diluted share for the fourth quarter and full year fiscal 2006. Within the table, fourth quarter fiscal 2006 includes an expense of 3 cents per diluted share, and total fiscal year 2006 includes an expense of 18 cents per diluted share, both associated with FAS 123R.

	Fourth Quarter		Total Year
	FY 2006	FY 2005	FY 2006	FY 2005
EPS as Reported	$1.59	$1.34	$5.57	$5.02
Discontinued Operations	$0.04	$0.04	$0.29	$0.59

EPS from Continuing
Operations as Reported	$1.55	$1.30	$5.28	$4.43
Loss on Sale of Thermoplastics			$0.08

EPS from Continuing Operations Adjusted	$1.55	$1.30	$5.36	$4.43

Fourth quarter sales increased 20.4 percent from the prior year, with almost half of the increase coming through organic growth. Sales in the fourth quarter reached $2.6 billion, compared to $2.2 billion in the same period last year. Fourth-quarter income from continuing operations increased 20.4 percent to $187.9 million and fourth quarter earnings per diluted share from continuing operations increased to $1.55. This compares to income from continuing operations of $156.1 million and earnings per diluted share from continuing operations of $1.30 in the same period last year.

“By continuing to execute Parker’s Win Strategy, our employees delivered another outstanding year of record results for our shareholders,” said Chairman and CEO Don Washkewicz. “We have demonstrated our ability to grow our business year after year after year. In 2006, the company grew by more than 16 percent, nearly half of which was organic. This is the 2nd year in a row in which we’ve achieved organic growth of more than 8 percent. All segments contributed strongly to this growth, reflecting continued demand around the world for our motion and control technologies. We continue to rank our return on invested capital (ROIC) near the top quartile among our peers. In addition, our ability to generate record levels of cash flow enabled us to continue investing in strategic acquisitions during the year. Our focused and disciplined use of our cash flow allowed us to add nearly $1.0 billion in annualized revenues through 13 acquisitions this year, furthering our reputation as the motion and control industry consolidator of choice.”

Segment Results

In the North American Industrial segment, fourth-quarter operating income improved 28.6 percent to $165.2 million on sales of $1.1 billion. For the full year, North American Industrial operating income was up 27.5 percent to $597.2 million on sales of $4.0 billion.

In the International Industrial segment fourth-quarter operating income increased 39.8 percent to $106.3 million on sales of $831.2 million. For the full year, International Industrial operating income was up 32.4 percent to $353.8 million on sales of $2.9 billion.

In the Climate & Industrial Controls segment, fourth-quarter operating income increased 31.2 percent to $31.0 million on sales of $293.9 million. For the full year, Climate & Industrial Controls operating income was up 11.2 percent to $83.3 million on sales of $985.1 million.

In the Aerospace segment, fourth-quarter operating income increased 18.4 percent to $64.4 million on sales of $419.9 million. For the full year, Aerospace reported operating income up 11 percent to $221.0 million on sales of $1.5 billion.

Outlook

The company projects earnings from continuing operations for fiscal year 2007 to range from $5.80 to $6.30 per diluted share.

“Our proven mix of organic and acquisitive growth, our balance of OEM and MRO sales, and our past, present and future execution of the Parker Win Strategy lead us to project another year of strong sales and earnings in fiscal 2007,” added Washkewicz. “We will continue to use our strong cash flow to grow our business through both internal initiatives and strategic acquisitions. In addition, the diversity of the many markets we serve in the motion and control industry helps mitigate market risk, counter business cyclicality and create ever widening opportunities for profitable growth.”

“Going forward, we will continue to rely on the dedication of our talented employees, the expertise of our global distribution network, and the opportunities provided by our customers to deliver value to shareholders.”

In addition to the information provided herein, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at http://www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal fourth-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $9 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 50 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2006

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands except per share amounts)	2006	2005	2006	2005
Net sales	$2,616,732	$2,172,497	$9,385,888	$8,068,805
Cost of sales	2,053,991	1,708,074	7,367,618	6,391,477

Gross profit	562,741	464,423	2,018,270	1,677,328
Selling, general and administrative expenses	277,087	232,795	1,036,646	860,278
Interest expense	18,667	16,375	75,763	66,869
Other expense, net	1,661	342	5,903	11,910

Income from continuing operations before income taxes	265,326	214,911	899,958	738,271
Income taxes	77,445	58,840	261,682	205,105

Income from continuing operations	187,881	156,071	638,276	533,166
Discontinued operations	6,007	5,341	34,891	71,526

Net income	$193,888	$161,412	$673,167	$604,692

Earnings per share:
Basic earnings per share from continuing operations	$1.57	$1.32	$5.35	$4.49
Discontinued operations	.05	.04	.30	.60

Basic earnings per share	$1.62	$1.36	$5.65	$5.09

Diluted earnings per share from continuing operations	$1.55	$1.30	$5.28	$4.43
Discontinued operations	.04	.04	.29	.59

Diluted earnings per share	$1.59	$1.34	$5.57	$5.02

Average shares outstanding during period - Basic	119,687,216	118,816,542	119,211,192	118,794,564
Average shares outstanding during period - Diluted	121,572,305	120,191,274	120,884,182	120,449,006

Cash dividends per common share	$.23	$.20	$.92	$.78

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

BUSINESS SEGMENT INFORMATION BY INDUSTRY

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands)	2006	2005	2006	2005
Net sales
Industrial:
North America	$1,071,719	$940,071	$3,993,370	$3,516,627
International	831,200	642,902	2,902,508	2,398,439
Aerospace	419,875	364,023	1,504,922	1,359,431
Climate & Industrial Controls	293,938	225,501	985,088	794,308

Total	$2,616,732	$2,172,497	$9,385,888	$8,068,805

Segment operating income
Industrial:
North America	$165,185	$128,409	$597,204	$468,213
International	106,318	76,040	353,760	267,207
Aerospace	64,430	54,408	221,005	199,187
Climate & Industrial Controls	30,974	23,602	83,256	74,843

Total segment operating income	$366,907	$282,459	$1,255,225	$1,009,450
Corporate general and administrative expenses	40,220	32,351	133,695	111,615

Income from continuing operations before interest expense and other	326,687	250,108	1,121,530	897,835
Interest expense	18,667	16,375	75,763	66,869
Other expense	42,694	18,822	145,809	92,695

Income from continuing operations before income taxes	$265,326	$214,911	$899,958	$738,271

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

PARKER HANNIFIN CORPORATION - JUNE 30, 2006

CONSOLIDATED BALANCE SHEET

(Dollars in thousands) June 30,	2006	2005
Assets
Current assets:
Cash and cash equivalents	$171,553	$336,080
Accounts receivable, net	1,592,323	1,225,423
Inventories	1,182,878	1,017,045
Prepaid expenses	64,238	49,669
Deferred income taxes	127,986	127,490

Total current assets	3,138,978	2,755,707
Plant and equipment, net	1,693,794	1,581,348
Goodwill	2,010,458	1,371,024
Intangible assets, net	471,095	239,891
Other assets	859,107	831,595
Net assets of discontinued operations		81,138

Total assets	$8,173,432	$6,860,703

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$72,039	$31,962
Accounts payable	770,665	569,047
Accrued liabilities	698,014	601,962
Accrued domestic and foreign taxes	140,387	97,853

Total current liabilities	1,681,105	1,300,824
Long-term debt	1,059,461	938,424
Pensions and other postretirement benefits	811,479	1,056,230
Deferred income taxes	118,544	35,340
Other liabilities	261,640	189,738
Shareholders’ equity	4,241,203	3,340,147

Total liabilities and shareholders’ equity	$8,173,432	$6,860,703

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended June 30,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	$673,167	$604,692
Net (income) from discontinued operations	(34,891)	(71,526)
Depreciation and amortization	280,971	262,690
Stock-based compensation	33,448	—
Net change in receivables, inventories, and trade payables	(36,278)	48,154
Net change in other assets and liabilities	68,517	(8,710)
Other, net	(27,036)	29,064
Discontinued operations	(3,259)	(10,858)

Net cash provided by operating activities	954,639	853,506

Cash flows from investing activities:
Acquisitions (net of cash of $42,429 in 2006 and $21,720 in 2005)	(835,981)	(558,569)
Capital expenditures	(198,113)	(154,905)
Proceeds from sale of businesses	92,715	120,000
Other, net	20,236	30,507
Discontinued operations	(100)	(2,416)

Net cash (used in) investing activities	(921,243)	(565,383)

Cash flows from financing activities:
Net proceeds from (payments for) common share activity	16,931	(23,724)
Net (payments of) debt	(101,480)	(21,202)
Dividends	(109,643)	(92,612)

Net cash (used in) financing activities	(194,192)	(137,538)

Effect of exchange rate changes on cash	(3,731)	1,648

Net (decrease) increase in cash and cash equivalents	(164,527)	152,233
Cash and cash equivalents at beginning of period	336,080	183,847

Cash and cash equivalents at end of period	$171,553	$336,080

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.